UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2008

JPMORGAN CHASE & CO.
(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

270 Park Avenue, New York, NY	10017
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (212) 270-6000

__________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 15, 2008, the Board of Directors of JPMorgan Chase & Co. determined to grant Chairman and Chief Executive Officer James Dimon 2,000,000 options in the form of stock appreciation rights. In making this special grant, the Board considered the importance of Mr. Dimon's continuing, long-term stewardship in realizing the Company's potential as a premier financial institution and the extremely competitive environment for leadership talent. The options are not part of Mr. Dimon's regular annual compensation and will not be awarded on a regularly recurring basis. Also, these are the first options awarded to him since he became the Company's CEO on January 1, 2006.

The terms of the grant are distinct from, and are more restrictive than, other equity grants regularly awarded by the Company. These options, which have a ten-year term, will become exercisable no earlier than January 22, 2013, or five years after the effective date of January 22, 2008 (the Effective Date). Moreover, the number of options that will become exercisable (ranging anywhere from none to the full 2,000,000 options granted) and their exercisability date or dates will be determined by the Board based on an assessment of the performance of Mr. Dimon and the Company. That assessment will be made by the Board in the year prior to the fifth anniversary of the Effective Date, relying on such factors that in its sole discretion the Board deems appropriate. Any remaining options not deemed exercisable will be canceled.

The options will have an exercise price equal to the average of the high and low prices of JPMorgan Chase & Co. common stock on the Effective Date. If Mr. Dimon's employment terminates for any reason, all outstanding, unexercisable options will be canceled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
JPMorgan Chase & Co.
(Registrant)

Date: January 22, 2008	/s/ Anthony J. Horan
Name: Anthony J. Horan Title: Corporate Secretary